Exhibit 99.1

Community Bank Shares of Indiana, Inc. and First Financial Service Corporation Announce Receipt of Shareholder Approvals for Community Bank Shares of Indiana, Inc.’s Acquisition of First Federal Service Corporation of Elizabethtown, KY

New Albany, Ind., (December 17, 2014) — Community Bank Shares of Indiana, Inc. (NASDAQ: CBIN), the holding company for Your Community Bank and The Scott County State Bank, and First Financial Service Corporation (NASDAQ: FFKY), the holding company for First Federal Savings Bank of Elizabethtown, Kentucky, today jointly announced that shareholders of both companies have approved the agreement and plan of share exchange dated April 22, 2014.  Additionally, the companies have received all required regulatory approvals to consummate the transaction, subject to customary waiting periods.

Subject to satisfaction of all remaining closing conditions for the transaction, which is intended to be completed in early January of 2015, First Federal Savings Bank of Elizabethtown will be merged with and into Your Community Bank. First Federal Savings Bank of Elizabethtown offices will become branches of Your Community Bank.

Community Bank Shares estimates it will have approximately $1.6 billion in assets and 41 branch offices throughout southeastern Indiana and Kentucky after the transaction closes.

James D. Rickard, President and CEO of Community Bank Shares of Indiana, stated, “We are eager to welcome First Federal Savings Bank customers, employees, and area community partners to our family.  This is an outstanding opportunity for growth.  With this merger, we are bolstering our branch network in the Kentucky counties of Nelson and Jefferson, while adding a new presence in the dynamic and growing communities of Meade, Bullitt, Hardin, and Hart counties.”

Gregory Schreacke, President of First Financial Service Corporation said, “Our shareholders expressed great confidence in the Your Community Bank team to deliver excellent results for our longtime customers and communities.  The merger of First Federal into Your Community Bank will provide excellent products and exceptional customer service.  Our staff is working hard to make this integration as seamless as possible.”

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. is a bank holding company headquartered in New Albany, Indiana. It includes two wholly owned, state-chartered subsidiary banks, Your Community Bank and The Scott County State Bank. The Company operates 23 branch offices in Indiana and Kentucky. The Banks are engaged primarily in the business of attracting deposits from the general public and using such funds for the origination of commercial business and real estate loans and secured consumer loans such as home equity lines of credit, automobile loans, and recreational vehicle loans. Additionally, the Banks originate and sell into the secondary market mortgage loans for the purchase of single-family homes. For more information visit www.yourcommunitybank.com and www.scottcountystatebank.com.

About First Financial Services Corporation

Established in 1923, FFKY, through its wholly owned subsidiary, First Federal Savings Bank of Elizabethtown (“First Federal Savings Bank”), operates 17 offices in Kentucky including seven offices in the Louisville metro area, seven offices in the Elizabethtown metro area, and two offices in Bardstown. At September 30, 2014, FFKY had approximately $753 million in total assets, $428 million in net loans and $674 million in deposits.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, but rather statements based on the Community Bank Shares’ and First Financial Service Corporation’s current expectations regarding our business strategies and their intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends”, “will” and similar expressions, as well as any statements related to future expectations of performance.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to actual results, performance, and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, the breach by third parties of their contractual obligations to Community Bank Shares; unanticipated breaches by a party to the agreement and plan of share exchange; Community Bank Shares’ failure to integrate acquired institutions in accordance with expectations; deviations from performance expectations related to acquired institutions; general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; competitive conditions in the banking markets served by the bank subsidiaries; the adequacy of the allowance for losses on loans and the level of future provisions for losses on loans; and other factors disclosed periodically in filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by Community Bank Shares of First Financial Services Corporation or on their behalf.  Neither company assumes any obligation to update any forward-looking statements.

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CONTACT:

Michael Hatfield
Marketing Director

Community Bank Shares of Indiana, Inc.

812-981-7337